May 30, 1996


Computer Associates International, Inc.
One Computer Associates Plaza
Islandia, New York  11788-7000


Gentlemen:

	I have reviewed the Third Amendment to the Computer Associates Savings Harvest Plan, as amended and restated effective March 31, 1992 (the "Plan") in an effort to determine whether the Plan, as amended by the Third Amendment complies with the provisions of the Employee Retirement Security Act of 1974, as amended ("ERISA") and the Internal Revenue Code of 1986, as amended (the"Code").

	The Plan was first effective as of August 1, 1985. Computer Associates International, Inc. (the "Company") applied for and received a determination letter from the Internal Revenue Service ("IRS") dated January 13, 1987 to the effect that the Plan was qualified under Sections
401(a) and 401(k) of the Code.

	The Plan was subsequently amended from time to time and was amended and restated in its entirety effective April 1,1988 for the purposes of incorporating all prior amendments, introducing certain new investment funds, and conforming Plan provisions to those requirements of the Tax Reform Act of 1986 ("TRA'86") that were in effect with respect to the Plan. The Company applied for and received a determination letter from the IRS dated December 21, 1988 to the effect that the Plan, as amended and restated, continued to be qualified under Sections 401(a) and 401(k) of the Code.

	Subsequent to the aforesaid determination letter, the Plan was again amended from time to time and was most recently amended and restated in its entirety effective March 31, 1992 for the purposes of incorporating all amendments thereto, setting forth special provisions dealing with the rights of certain participants under the Plan whose accounts from predecessor qualified plans were transferred to the Plan, making certain improvements to the Plan, and conforming Plan provisions to the relevant provisions of TRA'86, the Omnibus Budget Reconciliation Act of 1986, the Omnibus Budget Reconciliation Act of 1987, the Technical and Miscellaneous Revenue Act of 1988, the Omnibus Reconciliation Act of 1989, and the Unemployment Compensation Amendments of 1992. The amended and restated Plan was subsequently amended by the First Amendment thereto for the purposes of changing the allocation formula with Computer Associates International, Inc.

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May 30, 1996


respect to Employer Discretionary Contributions, complying with the provisions of Section 401(a)(17) of the Code, as amended by the Omnibus Reconciliation Act of 1993, and permitting participants to waive the thirty (30) day time period for consent to a distribution under Section 411(a)(11) of the Code. The amended and restated Plan was also subsequently amended by the Second Amendment thereto for the purposes of clarifying the classification of part-time employees who were excluded from participation, permitting distributions pursuant to a qualified domestic relations order prior to a participant's earliest retirement age, and making certain technical changes to the Plan relating to hardship distributions and the determination of highly compensated employees.

	The Company applied for a determination letter from the IRS with respect to the amended and restated Plan and the First and Second Amendments thereto. The IRS issued a determination letter dated June 12, 1995 to the effect that the Plan, as amended and restated, and as further amended by the First and Second Amendments thereto, continued to be qualified under Sections 401(a) and 401(k) of the Code.

	Since the most recent determination letter referred to above, the Plan was amended by the Third Amendment thereto for the purposes of permitting eligible employees to commence participation in the Plan with respect to Pre-Tax Contributions on the first day of the calendar month following their date of hire, and to make certain other technical changes to the Plan.

	After reviewing the documents relating to the Plan and the Third Amendment thereto, it is my opinion that the provisions of the written documents constituting the Plan, as amended by the Third Amendment, continue to be in compliance with the applicable provisions of ERISA and the Code.

	I hereby consent to the reference to me in the Registration Statement under the caption "Legal Opinion" and to the filing of this opinion as an exhibit to the Registration Statement in connection with the registration of 3,000,000 shares of common stock, $.10 par value per share, pertaining to the Plan.

								Very truly yours,

								/s/Maria A. Di Pippo
                                                ---------------------
       							Maria A. Di Pippo
								Counsel/Human Resources